Exhibit 99.1

              Southwest Community Bancorp Reports Record Earnings

     CARLSBAD, Calif.--(BUSINESS WIRE)--July 15, 2004--Southwest Community Bancorp (OTCBB:SWCB) and its operating subsidiaries, Southwest Community Bank and Financial Data Solutions, Inc., today reported record earnings for the quarter ended June 30, 2004 of $1,286,000, or $0.35 per diluted share, compared with earnings of $669,000, or $0.19 per diluted share for the same period in 2003. The growth in earnings represented a 92% increase over the 2003 second quarter and an annualized return on average equity and average assets of 24.7% and 1.3% respectively compared with 15.4% and 1.0% for the comparable period in 2003.
     For the six months ended June 30, 2004, the Company reported record net earnings of $2,382,000, or $0.66 per fully diluted common share, compared with net earnings of $1,338,000, or $0.39 per fully diluted common share for the comparable period of 2003. The growth in earnings represented a 78% increase over the 2003 six month period and an annualized return on average equity and average assets of 23.6% and 1.4% respectively compared with 15.7% and 1.0% for the comparable period in 2003.
     Consolidated total assets increased by 46% for the period ended June 30, 2004 to $417 million compared to $286 million at June 30, 2003. Total deposits increased by 55% to $383 million and total loans increased by 40% to $211 million at June 30, 2004 compared to $247 million and $151 million respectively for the comparable period in 2003.
     Company President & CEO, Frank J. Mercardante, said, "We continue to be pleased with the progress of our core businesses, Southwest Community Bank and Financial Data Solutions, Inc. (FDSI). The Bank opened its eighth full-service office in downtown San Bernardino during the quarter, extending our commercial banking coverage to portions of all five major Southern California counties. Demand for commercial lending including SBA loans remains strong."
     Regarding the Company's data servicing subsidiary, FDSI, Mercardante said, "FDSI continued to grow its client base during the quarter having signed new contracts with United Commercial Bank, First United Services Credit Union and 1st Pacific Bank. During the second quarter, FDSI's minority shareholder was sold to a larger bank enabling the Company to repurchase the minority shareholder's interest making FDSI a wholly-owned subsidiary of Southwest Community Bancorp."

     Operating Results:

     Net interest income before provision for potential loan losses for the six months ended June 30, 2004 increased by 38% to $7.8 million compared with $5.7 million in the comparable period in 2003. The provision for loan losses for the 2004 period totaled $225 thousand compared to $210 thousand in the 2003 period.
     Noninterest income increased by 24% to $5.7 million in the first half of 2004 from $4.6 million in the 2003 period, largely due to increases in fees and service charges on deposit accounts, data processing income and gains on the sale of SBA loans. Noninterest expense increased 18% in the 2004 period to $9.0 million from $7.6 million in the comparable 2003 period with salaries, equipment and data processing expenses and professional services representing the largest increases.
     Nonperforming assets, which consist of loans on nonaccrual or past due for 90 days or more, equaled $845 thousand or 0.40% of total loans outstanding as of June 30, 2004 compared with $1.077 thousand or 0.70% as of June 30, 2003. Net of SBA guaranteed loans, nonperforming loans for the 2004 period equaled $779 thousand or 0.36% of loans outstanding.
     Capital ratios at both the Company and Southwest Community Bank remain above the levels required for a "well capitalized" designation by regulatory agencies. The Tier 1 Leverage capital ratios for the Company and the Bank at June 30, 2004 were 6.9% and 6.8% respectively. The Company announced earlier that it had commenced a new $15 million capital stock public offering. Interested parties can obtain a Prospectus at any of the Southwest Community Bank offices or by calling Investor Relations at (760) 918-2612.
     Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California; a Loan Production Office in Glendale, California, and; Financial Data Solutions, Inc., a full service data processing services company with processing centers in Murrieta, El Monte and San Leandro, California. Shares of the Company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our web site at www.swcbank.com.
     Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.


             SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
            (dollars in thousands, except per share data)

Consolidated Statements of     Three Months Ended    Six Months Ended
 Income                             June 30,             June 30,
                                2004       2003       2004       2003
------------------------------------- ---------- ---------- ----------

Interest income               $4,427     $3,226     $8,466     $6,124
Interest expense                 347        258        626        436
                           ---------- ---------- ---------- ----------
Net interest income            4,080      2,968      7,840      5,688
Provision for loan losses        225        210        525        400
                           ---------- ---------- ---------- ----------
Net interest income after
 provision                     3,855      2,758      7,315      5,288
Non interest income            3,051      2,334      5,681      4,574
Non interest expense           4,738      3,963      9,004      7,612
                           ---------- ---------- ---------- ----------
Income before income taxes     2,168      1,129      3,992      2,250
Income taxes                     882        460      1,610        912
                           ---------- ---------- ---------- ----------
Net Income                    $1,286       $669     $2,382     $1,338
                           ========== ========== ========== ==========

Basic EPS                      $0.43      $0.23      $0.81      $0.46
Diluted EPS                    $0.35      $0.19      $0.66      $0.39
Average shares outstanding 2,940,761  2,890,544  2,927,748  2,894,357
Average diluted shares
 outstanding               3,643,849  3,483,140  3,587,733  3,447,786

Return on averge equity
 (annualized)                   24.7%      15.4%      23.6%      15.7%
Return on average assets
 (annualized)                    1.3%       1.0%       1.4%       1.0%
Efficiency ratio                66.4%      74.7%      66.6%      74.2%



                                     June 30,   June 30,  December 31,
Consolidated Balance Sheets            2004       2003        2003
------------------------------------------------ ---------- ----------
Assets
Cash and due from banks                 $63,698    $63,132   $110,372
Federal funds sold                       82,575     30,207      4,175
Investment securities                    45,240     29,528     24,120

Loans, net of unearned income           211,458    151,461    188,715
Less allowance for loan losses            3,093      2,203      2,511
                                      ---------- ---------- ----------
Net loans                               208,365    149,258    186,204
Other assets                             17,275     13,449     13,944
                                      ---------- ---------- ----------
Total                                  $417,153   $285,574   $338,815
                                      ========== ========== ==========

Liabilities and Shareholders' Equity
Noninterest-bearing                    $276,561   $186,060   $236,641
Interest bearing                        106,915     60,858     71,738
                                      ---------- ---------- ----------
Total Deposits                          383,476    246,918    308,379
Accrued interest and other liabilities    1,952      1,048      1,562
Junior subordinated debt                  8,248      8,248      8,248
Notes payable                             2,138     10,495        200
Minority interest in subsidiary               -      1,416      1,464
                                      ---------- ---------- ----------
Total Liabilities                       395,814    268,125    319,853
                                      ---------- ---------- ----------
Shareholders' Equity
Common stock                             14,885     14,670     14,676
Retained earnings                         6,744      2,765      4,362
Other comprehensive income (loss)          (290)        14        (76)
                                      ---------- ---------- ----------
Total Shareholders' Equity               21,339     17,449     18,962
                                      ---------- ---------- ----------
Total                                  $417,153   $285,574   $338,815
                                      ========== ========== ==========

Book value at end of period               $7.24      $6.01      $6.53
Shares outstanding at end of period   2,948,887  2,901,894  2,902,494


    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, 760-918-2620